Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-137663, 333-169002, 333-176540, 333-185884, 333-189478, 333-196876, 333-212070, 333-225622 and 333-234613) on Form S-8 and (No. 333-217323) on Form S-3 and (No. 333-201879) on Form S-4 and (No. 333-235990) on Form S-1 of Pacific Ethanol Inc. of our reports dated March 30, 2020, relating to the consolidated financial statements of Pacific Ethanol, Inc., appearing in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Sioux Falls, South Dakota

March 30, 2020